Exhibit 99.1
LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE
AND REPORTS 2012 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, February 21, 2013 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months and year ended December 31, 2012.

“We continued to make significant progress in the development of our pipeline in 2012, highlighted by positive results from clinical studies of LX4211 in diabetes and telotristat etiprate in carcinoid syndrome,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “We are pleased to have commenced the Phase 3 program for telotristat etiprate in carcinoid syndrome, and continue to progress in our preparations for LX4211 Phase 3 initiation. We also look forward to significant proof-of-concept results in irritable bowel syndrome (IBS) with LX1033, ulcerative colitis with telotristat etiprate, and type 1 diabetes with LX4211 in 2013.”

Key Developments in 2012

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LX4211: Lexicon reported positive results from a 12-week Phase 2b clinical trial of LX4211, a dual inhibitor of sodium-glucose cotransporters 1 and 2 (SGLT1 and SGLT2) in patients with type 2 diabetes who were concurrently treated with metformin, an established diabetes therapy. LX4211 treatment produced substantial, dose-dependent and statistically-significant reductions in hemoglobin A1c (HbA1c), with patients in the high dose (400 mg QD) LX4211 treatment arm having a mean HbA1C reduction from baseline of 0.95 percent (p<0.001). In patients randomized to placebo, HbA1C decreased by 0.09 percent. LX4211 treatment also produced significant reductions in body weight and blood pressure. In addition, Lexicon initiated a study in type 2 diabetes patients with renal impairment.

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Telotristat etiprate (LX1032): Lexicon initiated a pivotal Phase 3 clinical trial of telotristat etiprate, an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels. The Phase 3 registrational trial is a 12-week, randomized, double-blind, placebo-controlled study to evaluate the efficacy and safety of telotristat etiprate as a new treatment for carcinoid syndrome that is refractory to current therapy. The study is expected to enroll approximately 105 patients. Lexicon reported data from an open-label Phase 2 trial in which telotristat etiprate showed evidence of clinical benefit across several endpoints in carcinoid syndrome patients. Benefits included reductions in bowel movement frequency, decreased urinary 5-HIAA (a biomarker of serotonin synthesis), and improvements in patient-reported relief of symptoms. Lexicon received Orphan Drug designation for telotristat etiprate from the U.S. Food and Drug Administration (FDA) for the treatment of carcinoid syndrome, having previously obtained Fast Track designation from the FDA and Orphan Drug designation from the European Medicines Agency (EMA). In addition to ongoing development in carcinoid syndrome, Lexicon also initiated a Phase 2 proof-of-concept study of telotristat etiprate in patients with ulcerative colitis.

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LX1033: Lexicon initiated a Phase 2 clinical trial of LX1033, an inhibitor of tryptophan hydroxylase that acts locally in the gastrointestinal tract to reduce serotonin production, in patients with diarrhea-predominant IBS (IBS‑d). The Phase 2 trial is a randomized, double-blind, placebo-controlled study designed to evaluate the safety and efficacy of LX1033 in approximately 360 IBS-d patients. Lexicon also received Fast Track status from the FDA for the development of LX1033 in IBS-d.

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Other Programs: Lexicon obtained results from Phase 1 studies of LX2931, an inhibitor of sphingosine-1-phosphate lyase, in patients with rheumatoid arthritis, and LX7101, an inhibitor of LIM domain kinase 2 (LIMK2), in patients with glaucoma. Both compounds were well-tolerated and showed signals of clinical benefit in the respective studies.

Financial Results

Revenues: Lexicon's revenues for the three months ended December 31, 2012 decreased 36 percent to $0.2 million from $0.3 million for the corresponding period in 2011. For the year ended December 31, 2012, revenues decreased 41 percent to $1.1 million from $1.8 million for the corresponding period in 2011.

Research and Development Expenses: Research and development expenses for the three months ended December 31, 2012 decreased 25 percent to $21.0 million from $28.1 million for the corresponding period in 2011, primarily due to a decrease in external manufacturing, clinical research and development costs. For the year ended December 31, 2012, research and development expenses decreased 10 percent to $82.6 million from $91.8 million for the corresponding period in 2011.

Increase (Decrease) in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon's consolidated statements of operations. For the three months ended December 31, 2012, the fair value of the Symphony Icon purchase liability decreased by $0.2 million, compared to an increase of $1.6 million in the corresponding period in 2011. For the years ended December 31, 2012 and 2011, the increase in fair value of the Symphony Icon purchase liability was $9.9 million and $6.8 million, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended December 31, 2012 decreased two percent to $3.9 million from $4.0 million for the corresponding period in 2011. For the year ended December 31, 2012, general and administrative expenses decreased two percent to $17.0 million from $17.4 million for the corresponding period in 2011.

Consolidated Net Loss: Net loss for the three months ended December 31, 2012 was $24.9 million, or $0.05 per share, compared to a net loss of $33.8 million, or $0.10 per share, in the corresponding period in 2011. Net loss for the year ended December 31, 2012 was $110.2 million, or $0.23 per share, compared to a net loss of $116.2 million, or $0.34 per share, for the corresponding period in 2011. For the three months and year ended December 31, 2012, net loss included non-cash, stock-based compensation expense of $1.6 million and $6.5 million, respectively. For the three months and year ended December 31, 2011, net loss included non-cash, stock-based compensation expense of $1.4 million and $5.7 million, respectively.

Cash and Investments: As of December 31, 2012, Lexicon had $223.2 million in cash and investments, as compared to cash and investments of $206.8 million as of September 30, 2012 and $281.7 million as of December 31, 2011.

Lexicon Conference Call
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for 2012 and financial guidance for 2013 at 11:00 a.m. Eastern Time on February 21, 2013. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 12316846. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through March 21, 2013.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has multiple drug programs in clinical development for diabetes, irritable bowel syndrome, carcinoid syndrome and other indications, all of which were discovered by Lexicon's research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon's clinical development of LX4211, telotristat etiprate (LX1032), LX1033, LX2931 and LX7101, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX4211, telotristat etiprate (LX1032), LX1033, LX2931 and LX7101. In addition, this press release also contains forward-looking statements relating to Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct clinical development of LX4211, telotristat etiprate (LX1032), LX1033, LX2931 and LX7101 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon's annual report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$218	$320	$783	$1,632
Subscription and license fees	—	23	306	217
Total revenues	218	343	1,089	1,849
Operating expenses:
Research and development, including stock-based compensation of $798, $769, $3,673 and $3,249, respectively	20,990	28,107	82,574	91,828
Increase (decrease) in fair value of Symphony Icon, Inc. purchase liability	(200)	1,568	9,887	6,766
General and administrative, including stock-based compensation of $792, $584, $2,822 and $2,458, respectively	3,920	4,010	17,043	17,350
Total operating expenses	24,710	33,685	109,504	115,944
Loss from operations	(24,492)	(33,342)	(108,415)	(114,095)
Interest income	55	40	213	255
Interest expense	(520)	(551)	(2,114)	(2,528)
Other income, net	84	8	105	153
Consolidated net loss	$(24,873)	$(33,845)	$(110,211)	$(116,215)

Consolidated net loss per common share, basic and diluted	$(0.05)	$(0.10)	$(0.23)	$(0.34)

Shares used in computing consolidated net loss per common share, basic and diluted	507,619	350,069	489,707	340,761

Consolidated Balance Sheet Data	As of December 31,	As of December 31,
(In thousands)	2012	2011
	(unaudited)
Cash and investments.	$223,208	$281,692
Property and equipment, net	42,634	46,417
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	371,778	430,512
Deferred revenue	14,038	14,331
Current and long-term debt	23,451	24,894
Other long-term liabilities.	32,283	55,146
Accumulated deficit	(899,832)	(789,621)
Total stockholders' equity	266,678	297,568

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Contact for Lexicon:

Alex Abuin, Ph.D.
Vice President, Communications and Alliance Management
281/863-3213
aabuin@lexpharma.com